EXHIBIT 4.5

FIRST AMENDMENT

TO

REGISTRATION RIGHTS AGREEMENT

This First Amendment (the “Amendment”) to the Registration Rights Agreement dated March 26, 2007 (the “Registration Rights Agreement”) by and among Delphax Technologies Inc. (“Delphax”), and Whitebox Delphax, Ltd. (“Whitebox”) is made as of this 10th day of September 2007 by and between Delphax and Whitebox. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Registration Rights Agreement.

AGREEMENT

1. Mandatory Registration. Section 2.1(a) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The Company will file with the SEC a Registration Statement on Form S-3 registering 2,000,000 shares of Registrable Securities and no other securities for resale within 30 days after the Second Closing Date. If Form S-3 is not available at the time the Company is required to file a Registration Statement under this Section 2.1(a), then the Company will file a Registration Statement on such form as is then available to effect a registration of the Registrable Securities within such 30-day period, subject to the consent of the Investors, which consent will not be unreasonably withheld.”

2. Demand Registration. The first sentence of Section 2.7(a) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“If at any time after the first anniversary of the Second Closing Date, the Company receives a request from any of the Investors (the “Notice”), then the Company shall file with the SEC a Registration Statement on Form S-3 registering the Registrable Securities (other than those securities registered under Section 2.1 hereof) and no other securities for resale within 60 days after the Company receives such Notice.”

3. Reaffirmation. Except as otherwise specifically set forth herein, the terms and provisions of the Registration Rights Agreement, as amended hereby, are ratified, confirmed and approved. To the extent that there is any conflict between this Amendment and the Registration Rights Agreement, this Amendment shall govern.

4. Governing Law; Jurisdiction. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of Minnesota with respect to any dispute arising under this Amendment.

5. Counterparts. This Amendment may be executed and delivered by facsimile signature in two or more counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

[Signature pages follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

DELPHAX TECHNOLOGIES INC.

/s/ Gregory S. Furness
By:	Gregory S. Furness
Its:	Vice President and CFO

[Signatures continued on next page]

[Signature Page to First Amendment to Registration Rights Agreement]

WHITEBOX DELPHAX LTD.

/s/ Jonathan Wood
By:	Jonathan Wood
Its:	Director/COO

[Signature Page to First Amendment to Registration Rights Agreement]